Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
ThredUp Inc.:
We consent to the use of our report incorporated by reference herein.
Our report refers to a change in the Company’s method of accounting for leases due to the adoption of Financial Accounting Standards Board Accounting Standards Codification 842, Leases, effective January 1, 2020.

/s/ KPMG LLP

San Francisco, California
March 26, 2021